EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-169651) on Form S-3 of Magnum Hunter Resources Corp. of our report dated March 31, 2010, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Magnum Hunter Resources Corp. for the year ended December 31, 2009, and of our report dated March 31, 2010, except for Note 14 which is dated October 28, 2010, which appears in the Magnum Hunter Resources Corp. Current Report on Form 8-K dated October 28, 2010.

/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
November 9, 2010